Exhibit 99.1

American States Water Company Announces Fourth Quarter and Full Year 2016 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 23, 2017--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.30 for the fourth quarter ended December 31, 2016, as compared to basic and fully diluted earnings per share of $0.31 for the fourth quarter ended December 31, 2015. Fully diluted earnings for the year ended December 31, 2016 were $1.62 per share, compared to $1.60 per share for the same period in 2015.

Fourth Quarter 2016 Results

The table below sets forth a comparison of the fourth quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2016	12/31/2015	CHANGE
Water	$0.13	$0.19	$(0.06)
Electric	0.04	0.03	0.01
Contracted services	0.13	0.09	0.04
Consolidated diluted earnings per share, as reported	$0.30	$0.31	$(0.01)

Water Segment

For the three months ended December 31, 2016, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary decreased by $0.06 per share to $0.13 per share, as compared to $0.19 per share for the three months ended December 31, 2015. Earnings for the fourth quarter of 2016 reflect the retroactive impact of new water rates on GSWC’s first nine months of 2016. In December 2016, the California Public Utilities Commission (“CPUC”) issued a decision in GSWC’s water general rate case (“GRC”), which set new rates for the years 2016-2018. As a result of the decision, which was retroactive to January 1, 2016, a downward adjustment to earnings of $0.08 per share was recorded in the fourth quarter of 2016 related to the first three quarters of 2016. The adjustment was due to a decrease of approximately $5.2 million in the adopted water gross margin for the nine months ended September 30, 2016, resulting from the December decision, as compared to the recorded margin through September 30, 2016. As discussed in the company’s press release issued on December 20, 2016, due to the unpredictability of the final decision outcome, the water revenues reported for the nine months ended September 30, 2016, reflected the assumption that the CPUC would adopt GSWC’s position in its entirety on its two litigated issues: GSWC’s capital expenditure requests and compensation for managerial level employees. The decision approved approximately 87% of GSWC's capital requests, disallowed a portion of executive compensation, and updated expense inflation factors for 2014-2016, all of which resulted in this retroactive adjustment during the fourth quarter of 2016.

Excluding the retroactive impact to the water gross margin of this adjustment, the discussion below includes the major items impacting the comparability of the two periods in the water segment results:

  Overall, the water gross margin decreased by approximately $800,000 primarily due to a lower adopted gross margin in this new rate cycle (starting with 2016) resulting, in large part, from decreases in adopted expenses, including depreciation expense resulting from an updated depreciation study, and many other operating expenses resulting from GSWC's cost containment initiatives. The reduction in the water gross margin was mostly offset by corresponding decreases in depreciation and certain other operating expenses as discussed below. The decrease in the adopted water gross margin in the fourth quarter was also offset by (i) not recognizing $1.4 million of the 2015 Water Revenue Adjustment Mechanism (“WRAM”) revenues during the fourth quarter of 2015 as required under the accounting guidance for revenue programs such as the WRAM, (ii) new revenues generated from a water system acquired in late 2015, and (iii) higher revenues due to increased water consumption of approximately 6% during the fourth quarter of 2016 as compared to 2015 from customers that are not subject to conservation rates.
  Total operating expenses (excluding supply costs) decreased by approximately $2.6 million. The lower operating expenses, most of which were reflected in the lower gross margin discussed immediately above, included a decrease in (i) other operation expenses including conservation and drought-related costs, (ii) pension and other employee-related costs, (iii) depreciation expense resulting from a new depreciation study approved in the water GRC, and (iv) maintenance expense. In addition, the CPUC's decision issued in December 2016 approved for recovery approximately $800,000 of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts, and were reflected as a decrease in operating expenses during the fourth quarter of 2016.

Electric Segment

For the three months ended December 31, 2016, diluted earnings from the electric segment increased by $0.01 per share as compared to the prior year’s fourth quarter. There was an increase in the electric gross margin resulting from CPUC approval of fourth-year rate increases effective January 1, 2016, as well as CPUC-approved rate increases generated from advice letter filings approved in late 2015 and 2016. There was also a decrease in allocated costs to the electric segment from corporate headquarters as stipulated in the water GRC decision approved in December 2016, and a decrease in expenses associated with the energy-efficiency and solar-initiative programs. The costs of these programs have been included in customer rates equally over the rate cycle. The higher spending in 2015 was due to the delay in receiving the final decision until November 2014 in the electric rate case, which authorized these programs.

Contracted Services Segment

For the three months ended December 31, 2016, diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.04 per share as compared to the prior year’s fourth quarter. The increase was due, in large part, to the successful resolution of a price redetermination for one of ASUS’s contracts with the U.S. government, which included the recognition in the fourth quarter of 2016 of approximately $0.03 per share in retroactive operations and maintenance (“O&M”) revenues for periods through September 30, 2016. There was also an increase in ongoing O&M revenues and construction activity compared to last year’s fourth quarter. The effect of these favorable variances was partially offset by (i) an increase in the allocation of administrative and general expenses from corporate headquarters to the contracted services segment as stipulated in the water GRC, and (ii) an increase in ASUS labor and outside services costs.

Full Year 2016 Results

Fully diluted earnings for the year ended December 31, 2016 were $1.62 per share, compared to $1.60 per share for the same period in 2015. The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company:

	Diluted Earnings per Share
	For The Year Ended
	12/31/2016	12/31/2015	CHANGE
Water	$1.17	$1.19	$(0.02)
Electric	0.10	0.07	0.03
Contracted services	0.33	0.32	0.01
AWR (parent)	0.02	0.02	—
Consolidated diluted earnings per share, as reported	$1.62	$1.60	$0.02

Water Segment

For the year ended December 31, 2016, diluted earnings from the water segment decreased by $0.02 per share to $1.17 per share as compared to $1.19 per share for 2015.

The water gross margin decreased by $9.9 million as a result of lower 2016 adopted revenues authorized by the CPUC's decision in the water GRC, which was mostly offset by corresponding decreases in depreciation and certain other operating expenses as previously discussed. Total operating expenses (excluding supply costs and condemnation-related costs) decreased by approximately $7.6 million. Negatively impacting the water segment’s results was an increase of approximately $4.0 million in legal and other outside service costs incurred on condemnation-related matters. These costs are expected to continue and will fluctuate from year to year.

Favorably impacting the water segment’s results was (i) a decrease in the effective income tax rate for the water segment due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and (ii) the cumulative impact of lower Common Shares outstanding resulting from the stock repurchase programs completed in 2015.

Electric Segment

For the year ended December 31, 2016, diluted earnings from the electric segment increased by $0.03 per share as compared to the same period in 2015. There was an increase in the electric gross margin resulting from CPUC approval of fourth-year rate increases effective January 1, 2016, as well as CPUC-approved rate increases generated from advice letter filings approved in late 2015 and 2016. There was also a decrease in allocated costs to the electric segment from corporate headquarters as stipulated in the water GRC decision, and a decrease in expenses associated with the energy-efficiency and solar-initiative programs.

Contracted Services Segment

For the year ended December 31, 2016, diluted earnings from contracted services were $0.33 per share, compared to $0.32 per share for the same period in 2015. The increase in earnings was due to higher contracted services revenue resulting from an increase in ongoing operations and maintenance revenues due to the successful resolution of price redeterminations, an overall increase in construction activity and a higher direct construction margin percentage resulting from improved cost efficiencies. The effect of these favorable variances was partially offset by (i) an increase in the allocation of administrative and general expenses from corporate headquarters to the contracted services segment as stipulated in the water GRC, (ii) an increase in ASUS labor and outside services costs, and (iii) a higher effective income tax rate resulting primarily from an increase in state income taxes as compared to the same period in 2015. In addition, there was $3.0 million of retroactive revenues recorded in 2015 related to periods prior to 2015 resulting from the resolution of several price redeterminations, as compared to approximately $421,000 in retroactive revenues recorded in 2016 related to 2015.

Dividends

On January 31, 2017, AWR's Board of Directors approved a first quarter dividend of $0.242 per share on the Common Shares of the company. Dividends on the Common Shares are payable on March 1, 2017 to shareholders of record at the close of business on February 15, 2017. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 62 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

Regulatory Matters

Due to the delay in issuing a final decision in the water GRC, the CPUC has ordered GSWC to bypass implementing changes to 2016 rates and to implement 2017 rates once the CPUC has corrected some minor rate calculations in the December 15, 2016 final decision. Any revenue shortfall due to differences between the actual rates charged in 2016, while the decision was still pending, and the final 2016 rates adopted in the December 15 decision will be recovered in a rate surcharge. Once the CPUC approves the minor corrections, the 2017 adopted revenues are expected to increase by $2.8 million as compared to 2016 adopted revenues, with rates retroactively effective January 1, 2017.

Higher conservation and drought-related costs were incurred in 2015 in response to the governor of California's 2015 executive order mandating reductions in water usage. GSWC was authorized by the CPUC to track incremental drought-related costs and other items in a memorandum account for possible future recovery. During the second quarter of 2016, GSWC filed for recovery of drought-related items totaling approximately $1.3 million, which had been previously incurred mostly in 2015. Incremental drought-related costs were being expensed until recovery is approved by the CPUC. In February 2017, the CPUC approved recovery of the amounts included in this drought-related memorandum account. Accordingly, GSWC will reflect the approval during the first quarter of 2017 mostly as a reduction to operation-related expenses.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on February 24, 2017 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning February 24, 2017 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 3, 2017.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2016	2015

Assets
Utility Plant-Net	$1,150,926	$1,060,794
Goodwill	1,116	1,116
Other Property and Investments	20,836	18,710
Current Assets	166,875	132,697
Regulatory and Other Assets	130,740	130,642
	$1,470,493	$1,343,959
Capitalization and Liabilities
Capitalization	$815,278	$786,845
Current Liabilities	177,944	123,507
Other Credits	477,271	433,607
	$1,470,493	$1,343,959

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Operating Revenues
Water	$64,944	$72,153	$302,931	$328,511
Electric	9,351	9,235	35,771	36,039
Contracted services	32,505	28,727	97,385	94,091
Total operating revenues	$106,800	$110,115	$436,087	$458,641

Operating Expenses
Water purchased	$15,177	$15,893	$64,442	$62,726
Power purchased for pumping	1,911	1,866	8,663	8,988
Groundwater production assessment	3,843	2,991	14,993	13,648
Power purchased for resale	2,906	3,031	10,387	10,395
Supply cost balancing accounts	(2,061)	(668)	(12,206)	7,785
Other operation	6,926	7,851	28,257	28,429
Administrative and general	19,165	20,547	80,994	79,817
Depreciation and amortization	9,972	10,437	38,850	42,033
Maintenance	4,562	4,810	16,470	16,885
Property and other taxes	3,938	3,974	16,801	16,636
ASUS construction	18,369	17,499	53,720	52,810
Total operating expenses	84,708	88,231	321,371	340,152

Operating income	$22,092	$21,884	$114,716	$118,489

Other Income and Expenses
Interest expense	(5,036)	(4,849)	(21,992)	(21,088)
Interest income	189	126	757	458
Other, net	125	352	997	356
Total other income and expenses	(4,722)	(4,371)	(20,238)	(20,274)

Income from Operations Before Income Tax Expense	$17,370	$17,513	$94,478	$98,215
Income tax expense	6,158	5,905	34,735	37,731
Net Income	$11,212	$11,608	$59,743	$60,484

Basic Earnings Per Share	$0.30	$0.31	$1.63	$1.61
Fully Diluted Earnings Per Share	$0.30	$0.31	$1.62	$1.60
Weighted average shares outstanding	36,570	36,605	36,552	37,389
Weighted average diluted shares	36,772	36,835	36,750	37,614

Dividends paid per Common Share	$0.242	$0.224	$0.914	$0.874

CONTACT:
American States Water Company
Eva G. Tang
(909) 394-3600, ext. 707
Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer